Polese Company, Inc

Type III, Inc.

Thermal Packaging Solutions, Inc.

American Silicon Products, Inc.

SPM Holdings Corporation

American Silicon Products, B. V.

International Semiconductor Products Pte Ltd

Semiconductor Materials S.A. R. L.